EX-99 (EXHIBIT 99)

[PEBO] Peoples Bancorp 2nd Quarter 2015 Earnings Webcast
Friday, July 24, 2015 11:00 AM ET

Officers
Chuck Sulerzyski; President, Director and CEO; Peoples Bancorp, Inc.
Ed Sloane; EVP, CFO and Treasurer; Peoples Bancorp, Inc.

Analysts
Scott Siefers; Sandler O'Neill
Michael Perito; Keefe, Bruyette & Woods
Daniel Cardenas; Raymond James & Associates
Scott Beury; Boenning & Scattergood
Unidentified Audience Member

Presentation

Operator: My name is Frank and I will be your conference facilitator today. Today’s call will cover a discussion of results of operations for the quarter ending June 30, 2015.

Please be advised all lines have been placed on mute to prevent any background noise. After the speaker’s remarks, there will be a question-and-answer period.

(Operator instructions)

This call is being recorded. If you object to the recording, please disconnect at this time.

Please be advised that the commentary in this call will contain projections or other forward-looking statements regarding Peoples’ future financial performance or future events. These statements are based on management’s current expectations. The statements in this call, which are not historical fact, are forward-looking statements and involve a number of risks and uncertainties detailed in Peoples’ Securities and Exchange Commission filings.

These include, but are not limited to, the success, impact and timing of strategic initiatives; completion of the successful completion and integration of acquisitions; the competitive nature of the financial service industry; the interest rate environment; the effect of federal and/or state banking, insurance and tax regulations; and changes in economic conditions.

Management believes these forward-looking statements made during this call are based on reasonable assumptions within the bounds of their knowledge of Peoples’ business and operations. However, it is possible actual results may differ materially from these projections. Peoples disclaims any responsibility to update these forward-looking statements after this call.

Peoples’ second-quarter 2015 earnings release was issued this morning and is available at PeoplesBancorp.com.

This call will include about 20 to 30 minutes of prepared commentary followed by a question-and-answer session period, which I will facilitate. An archive webcast of this call will be available at PeoplesBancorp.com.

Participants in today’s call will be Chuck Sulerzyski, President and Chief Executive Officer; Ed Sloane, chief financial officer and treasurer. And each will be available for questions following the opening statements. Mr. Sulerzyski, you may begin your conference, sir.

Chuck Sulerzyski:

Thank you, Frank. Good morning and thanks for joining us for a review of our second quarter results.

It has been a challenging quarter for our company. Our core operating performance was below expectations. Revenue growth was negatively impacted by sluggish loan growth in the first half of the year. Insurance revenue has been flat and service charges on deposit accounts have been trending downward, similar to what the industry has been experiencing.

Operating expenses were inflated in the second quarter, primarily due to increased activity in our core operations related to integrating our acquisitions. Excluding $1.1 million in non-core adjustments, operating expenses were inflated by approximately $1.15 million for the second quarter. The increase in these expenses was comprised mainly of marketing and professional service fees. These expense items are expected to be at much lower levels in the third and fourth quarters. We estimate that the core operating expenses will normalize at a target quarterly run rate of approximately $26.5 million.

We are confident in meeting our 65% efficiency goal in the second half of the year. We are working at lowering staffing levels through attrition. Full-time equivalent employees reached a high of 847 immediately following the NB&T closing. FTEs declined steadily during the second quarter to 831 on June 30. We have exceeded our expense reduction goals for NB&T in the first half and continue to identify staff reductions in other areas.

As we stated in the first quarter, we remain committed to hitting our goal of 7% to 9% organic loan growth for the year. Excluding NB&T, loan balances increased $36.1 million, or 9% annualized compared to the linked quarter. Commercial loans were up $21.9 million, or 10% annualized, while nonmortgage consumer loans increased $17.7 million, or 38% annualized. Indirect order lending increased $16.5 million or 54% annualized this quarter, and continues to be a high-growth segment of our loan portfolio. Partially offsetting organic loan growth was a decline of approximately $15 million in NB&T loan balances. The NB&T runoff represents an opportunity to improve throughout the remainder of the year as the commercial pipeline continues to grow in this market area.

The combination of lower expenses and accelerated loan growth in the second half of the year is expected to produce an efficiency ratio at our target of 65% for the third and fourth quarters.

Turning back to our second-quarter results, net income for the quarter was $4.9 million or $.27 per share. On an adjusted basis, net income was $5.8 million or $.32 per share. Non-core adjustments totaled $1.2 million and included $732,000 in NB&T acquisition costs. We recorded approximately $10.2 million in acquisition costs related to NB&T so far this year, which is in line with our expectations. Acquisition costs for the third and fourth quarters should be minimal.

As I mentioned earlier, revenue growth has been challenged mainly due to minimal organic loan growth during the first half of the year and continued low interest rate environment. While the second-quarter growth was a positive step forward, it will take accelerated growth for the remainder of the year to reach our year-end growth goal. More specifically, we have generated $24 million in organic growth throughout the first half of the year. This means we will need to increase loan balances between $90 million and $110 million in the second half to reach our targeted 7% to 9% annual growth at year end.

The key driver of the second-half loan growth will be the strength of our commercial loan pipeline. Our pipeline has increased over 24%, from $250 million last quarter to over $310 million at the end of the second quarter. Approximately $74 million of the pipeline has a high probability of closing within the next several months. In addition, we have scheduled fundings of $106 million in commercial loans through the remainder of the year, of which $45 million is expected to fund in July alone. Partially offsetting these fundings are expected payoffs of $34 million.

We are confident that the increased production coming from the new commercial team in our Southwest Ohio franchise will further solidify results. Production levels from this team are expected to surpass original targets and will be a strong contributor in adding to our growth potential in the second half of the year.

It has been a slow start to growing our fee-based business this year. Insurance revenue was down from the linked quarter due to performance-based income, which is mostly recognized in the first quarter. Excluding performance-based income, insurance revenue was flat compared to last year. We expect growth to remain somewhat muted for the remainder of 2015, reflecting a softer insurance market. Performance-based income has been at a consistent level with 2014, and in line with our expectations.

However, some positive trends begin to take hold in the second-quarter. Trust and investment revenue was up 24% from the linked quarter and 21% year to date. Excluding NB&T, trust and investment revenue experienced double-digit growth of 11% year to date, compared to the same period last year. We also experienced growth in electronic banking income and mortgage banking during the same period.

Moving to asset quality. Delinquency trends continue to be strong. Second-quarter net charge-off as a percentage of loans were 10 basis points annualized and seven basis points for the year-to-date period. Last year, the charge-off rate was four basis points annualized through the first six months. These charge-off levels continue to represent top quartile performance in our peer group.

Nonperforming assets increased during the quarter to 1.25% of loans plus OREO, due to a single C&I relationship being placed on nonaccrual. Still, this ratio remains strong relative to our peers. Criticized loans decreased due to an $8.4 million commercial real estate loan being upgraded, which subsequently paid off in early July.

The allowance to loan losses as a percentage of loans dropped to 1.42% in the second quarter from 1.48% in the linked quarter. The ratio excludes the acquired loan balances. A significant factor driving decline in this ratio is our historic charge-off experience, which has been consistently low for the past several years.

Revenue growth has been slow to materialize this year. However, loan production levels have improved through the first part of the year, and we remain confident that we will get back on track in the second half of the year. Fee-based income growth will come mainly from trust and investment income in the second half. We also expect increased activity from our commercial loan swap and SBA programs.

I will now turn the call to Ed to provide more color around the margin and balance sheet activities.

Ed Sloane:

Thanks, Chuck. Net interest margin was stable at 3.46% in the second quarter compared to the linked quarter, and up from 3.39% in the second quarter last year. The core margin, which excludes net accretion income, was 3.31% compared to 3.28% last quarter, an expansion of three basis points. The margin improvement in the second quarter was the result of an eight basis point reduction in the cost of interest-bearing liabilities, though earning asset yields remained relatively stable. NB&T’s balance sheet contributed to the margin improvement with its relatively low cost of funds, as did the continued growth in the non-interest-bearing DDA, which now comprises 27% of total deposits. Three years ago non-interest-bearing DDA to deposits was below 20%.

Our margin and net interest income growth fell short of growth expectations in the first half of the year due primarily to the lack of loan growth. In addition, excess seasonal cash on the balance sheet early in the year and the higher cash balances acquired from NB&T placed added pressure on the margin.

As we move into the second half of the year, we remain confident we can gain some critical ground lost from the first six months. Chuck discussed earlier our strong commercial loan pipeline and fundings to be recognized through the remainder of 2015. We expect to recapture most, if not all, the growth lost earlier this year, thus positively positioning the portfolio and net interest income for 2016.

Other balance sheet strategies we are working on early in the third quarter include reducing excess cash by $50 million and putting it to work into the securities portfolio. As loan balances build throughout the third and fourth quarters, we plan to begin lowering investment balances through normal monthly cash flow. In addition, we will take advantage of excess parent company liquidity to pay off a term loan with remaining balance of $12 million. This debt accrues interest at a fixed rate of 3 1/2% and is scheduled to mature in 2018. There are no prepayment penalties associated with the debt.

The combination of the loan and securities growth in the second half of the year, offset by a reduction in cash, is expected to add approximately $25 million to our average earning asset base in the third quarter and another $25 million in the third quarter. The incremental growth and debt payoff is expected to reposition the net interest margin into the low 350s.

Accretion income added 15 basis points to the margin in the second quarter, compared to 18 basis points in the first. Year-to-date accretion income added 17 basis points to the margin, compared to seven basis points for the same period last year. Assuming NB&T and other acquired bank loan portfolios continue to perform as expected, accretion income should be in the 12 to 15 basis point range throughout the remainder of the year.

Turning now to acquisitions. We continue to direct their attention to potential insurance and investment opportunities. After adding NB&T, our fee-based income to revenue declined to 30% from 35% last year. We’re targeting a mix of fee income to revenue of 35% to 40%. Acquisitions, combined with organic growth, are expected to lead us back to within this target range.

We recently closed a small insurance transaction in the Southwest Ohio region, which is within our NB&T market area. The deal is expected to add approximately $425,000 annually to our existing insurance revenue base of $14 million and contribute approximately 25% of its revenue to the bottom line. We continue to have meaningful discussions with other prospects and remain optimistic we will bring other deals to the finish line in the coming quarters.

Regarding bank acquisitions, we do not anticipate doing a deal this year, and hope to be active in 2016 when earnings are restored to the appropriate level. In the interim, we will continue to maintain an active prospect list and explore new opportunities. Our M&A strategy remains the same. We will focus on filling in our existing markets in Ohio, West Virginia and Kentucky, and evaluating opportunities to expand our presence in Ohio. We will also look at extending our Kentucky footprint into the Louisville and Lexington areas.

Regarding the NB&T integration, we continue to make meaningful progress with this acquisition. Chuck commented earlier that we have exceeded our cost savings expectations. Several other key initiatives are moving along as well. NB&T’s commercial loan pipeline has grown from approximately $20 million prior to the closing to $63 million today. Post-integration operating environment is stabilized and our new associates are becoming more efficient with workflows and processes. Finally, the NB&T retail team is in process of adopting our corporate-wide branch staffing model and making adjustments through attrition.

I will now turn the call back to Chuck for his final comments.

Chuck Sulerzyski:

Thanks, Ed.

At the midpoint it is clear we have seen our share of challenges this year. Better days are ahead as we focus our attention on improving performance in the second half and starting 2016 in a strong position.

To recap our guidance for 2015;

We remain confident in our ability to accelerate loan growth in the second half of the year and achieve a 7% to 9% annualized growth goal by year end. We anticipate this growth to be spread evenly through the remainder of the year.

Net interest margin is expected to stabilize in the low 350s for the remainder of the year. Purchase accounting adjustments and related accretion income may cause variations in the margin quarter to quarter. Ed discussed key strategies initiated earlier in the third quarter to improve the core margin. These strategies coupled with loan growth are expected to improve core margin by six to seven basis points in the third quarter.

The efficiency ratio is expected to be at 65% in the third and fourth quarters. I discussed earlier a quarterly core expense run rate of $26.5 million.

The net charge-off rate is expected to range from 20 to 30 basis points for the year. While this is a more normalized level for us moving forward, we’ve experienced much better results for the last several quarters.

Our effective tax rate is estimated to range between 30% and 31% for the year.

We remain committed to profitable growth at the company and building long-term shareholder value. I am confident we will succeed through disciplined execution of our strategies and providing extraordinary service to our customers and communities.

While we are disappointed in the quarter, we remain optimistic on many fronts, including our growing commercial pipeline, adding checking accounts, building relationships with our clients, and most of all, the strong fundamentals of our company. In the coming quarters the power of what we do and how we do it will come through.

This concludes our commentary, and we will open the call for questions. Once again, this is Chuck Sulerzyski and joining me for the Q&A session is Ed Sloane, chief financial officer. I will now turn the call back to the hands of our call facilitator.

Thank you.

Questions and Answers

Operator: Thank you, sir. We will now begin the question-and-answer session. (Operator Instructions). Scott Siefers; Sandler O'Neill.

Scott Siefers: Chuck, I was hoping you could follow up on your comments you made about the runoff in some loans at the NB franchise. Was that expected and is that, do you feel like it is done or there could be more to come. I mean, was that mostly residential? I think that is the only line that you guys had that was not up quarter to quarter on an end-of-period basis. I guess any color there on the NB stuff.

Then more broadly, I’m guess I’m curious to get your thoughts, Chuck, on whether the revenue side, is that coming -- I guess, the pressured revenues -- is that more from the acquired franchises not pulling the weight the way you guys would have hoped, or has there been some slowdown at the legacy Peoples’ franchise? As you see the numbers internally, how are you thinking about those dynamics?

Chuck Sulerzyski: Okay, the comment on the loan balances related to NB&T. When the deal was closed, the loan balances were about $20 million less than when the deal was announced, and have continued to decline since that point in time. We think we have hit the bottom of that. It is a combination of commercial and residential real estate.

When you look at the commercial business, it is an unfortunate collection of businesses being sold. It is not like we lost -- we did lose some accounts to competitors and we did have some credits that we were not interested in that we knew before the deal -- but it was just an odd collection of businesses being sold, and things of that nature, that happens from time to time.

That being said, I like the pipeline, I like the talent that we’ve acquired, I like the talent that we’ve added. Whether it is this quarter or the next quarter after that, I am sure that we will start to grow there.

In terms of the earnings pressure that we have been facing, it is both in the acquisitions and in the core. I mentioned the decline in the NB&T loans. That obviously has hurt us. But we have not been as effective as I would like us to be growing our core loans, particularly on the commercial side.

That being said, we are very excited about the pipeline. We have several meaningful relationships that we expect to close and fund shortly. We still believe in that 7% to 9% loan growth. We’ve got pipeline commitments that will get us there. But we do have to get there.

Talking about the non-margin businesses, we in the core have experienced a slowdown in our insurance business. That is indicative of the market. In insurance you have long cycles of hard and soft markets where prices are either moving up or down. That will continue to impact us, but we are committed to the insurance business. We just did a little acquisition. We’re starting to get better insurance capabilities put out in the new markets that we acquired, and that makes us optimistic for the future.

As Ed indicated in his comments, we’ve had good trust and investment results and we expect that to continue, both in the core, but also in the acquired area. NB&T had a trust business. We’re adding more 401(k) retirement plan capability to them, and I expect to see that business continue to do well.

Scott Siefers: Okay, that’s helpful. Thank you. Then, just one or two other questions. Ed, you had given the margin some nuance around the guidance. I just want to make sure, I think you said low 350s for the remainder of the year. That is an all-in margin expectation, right? In other words, it includes the benefit of the DDAs, includes the benefit of, I guess, favorable remixing within the balance sheet, and then some of the other restructuring actions that you had discussed as well. Is that correct, the low 350s is all-in expectation?

Ed Sloane: Yes, that is correct.

Scott Siefers: Okay, perfect. Then in the aggregate, I think just looking at the revenue number that you’ll have to get to, based on the expense guidance, it is a very considerable jump versus the run rate. In your mind, is that all loan driven? How much will come from beefing up the securities portfolio as well? Then outside the trust and investment piece, are there other fee-based revenues that will be able to advance meaningfully from this quarter’s run rate?

Ed Sloane: Yes. I’ll start with the margin side of it, Scott. Securities portfolio, we’re looking at adding about $50 million. As a matter of fact, we have already done it, added about $50 million to that portfolio. We completely reduced the level of cash, the excess cash, that we had on the balance sheet and put it to work right away in around the 2.5% range. Didn’t really change the duration of the securities portfolio. Stayed very much within types of securities, the CMO types of securities, agency CMOs, that we’ve been doing.

So no real change in the overall profile of the investment portfolio around that. Right away we did that. I also mentioned the parent company debt that we’re in the process of removing now that will take a 3 1/2% fixed rate debt off that side and bring the cost of funds down to a degree.

So there’s some positives there. We have been trying to get that excess seasonal cash out during the first half of the year and it just has been slow to move. And then without the loan growth that we had anticipated in the first half of the year, our best option was to go in and invest that.

That should help to improve the core margin. I think we’re sitting at low 330s in core net interest margin. That should take it up to around 336, 337, I would expect, in the second half of the year. Then add onto that the accretion income.

Scott Siefers: Okay.

Ed Sloane: On the fee-based side, it’s really been, like Chuck said, trust and investment income has been pretty strong for us. We’ve seen reductions in our service charge levels. I had made the comment in the comments that the industry has been trending downward in that area. We’ve actually seen that trend ourselves.

Our expectation was with our DDA growth we would actually see more, the more service charge income, this year versus last year, comparing organically. That hasn’t transpired. As a matter of fact, we’ve seen a reduction in overdraft, NSF type fees, those types of things.

One of the things we are anticipating as we move through to the third quarter is an increase in SBA activity and swap fee income from our commercial program. And that should really help to drive some of the increase in the fee-based numbers in the third quarter. I think that’s something we are looking forward to. Hopefully, that gave you some color around it.

Scott Siefers: It does, it does, thank you. Final question, Chuck. In your comments about the guidance, you had suggested 20 or 30 basis points of charge-offs. Was that for the full year or for the second half? I just want to make sure I heard correctly. Because if it is full year, it would imply a real ramp up, but if it is second half, it’s more normalization. Any clarification would be helpful.

Ed Sloane: I’ll take that one, Scott. We’ve been providing that type of guidance around the 20 to 30 basis points during the course of the year. It probably stems back into last year. That represents a more normalized level. As indicated in the comments, we have seen a much, much lower level than that.

Actually, our core allowances came down to some degree, if you take a look at it, 1.48% to 1.42%. I think everything is trending for a lower level of net charge-offs. Our view is to still try to provide a more normalized type level, try to be conservative with our number.

Scott Siefers: Okay. All right, that sounds good then. Thank you very much.

Operator: Michael Perito; KBW.

Michael Perito: Chuck, maybe start on the capital. The comment that the bank M&A, likely more of a 2016 event than 2015, but you guys still have plenty of capital today. Given the trajectory of your stock, is there any internal discussions about maybe repurchasing some shares or any buyback or anything, especially if you guys are confident in your efficiency target by year end?

Chuck Sulerzyski: At this point in time we don’t see ourselves buying stock. No. Obviously, we’ve got a disappointing quarter here and at some level we would look at that as an option. Our belief and hope is that you are going to see more normalized quarters in the third and fourth quarters. I mean, we’re a $3.2 billion bank. From my perspective, anything less than $8 million a quarter is a disappointment. We’ve got to be putting real numbers on the board. When we do, the currency will come back.

We would like to, in the interim, do some insurance acquisitions, do some investment acquisitions. We have a great deal of belief in what we are doing and would like to put the capital to work in acquisitions down the road when the currency is a little stronger.

Michael Perito: Okay. Thank you. Then I guess staying on the same topic, if we move to the back half of the year and you guys hit your 65% target, is there anything else you guys would want to see or any particular level in terms of currency where you guys would become more comfortable progressing with bank M&A next year? Any more specifics around your thoughts there would be helpful, thanks.

Chuck Sulerzyski: Certainly the stock has got to be in the high 20s for us to be looking at more deals. We just have to drive the earnings and the multiple will come, and when we get the [power] back, we will use it. We are probably going to get -- we are -- it looks like, getting slaughtered today. Giving shares out at this price in a deal makes no sense.

Michael Perito: All right, thank you, guys.

Operator: Daniel Cardenas; Raymond and James.

Daniel Cardenas: Just quickly, a quick housekeeping question. Could you run through the status of the pipeline again? I missed some of the numbers you were giving as you were giving them out.

Ed Sloane: Sure. Pipeline is a commercial pipeline as it stood at the end of June. Actually, we had about $250 million in the pipeline at the end of the first quarter, and that increased to approximately $310 million at the end of the second. Fundings that are expected to occur in the second half of the year at net of expected payoffs are around $70 million, $74 million, $75 million.

Daniel Cardenas: Okay. Then, as you look at these payoffs, are they, I mean, more from the legacy market or coming more from NB&T?

Chuck Sulerzyski: No, they are more from the legacy market. And they are not abnormal. Do you know what I mean? You’ve got customers doing different things and you know that you are going to lose deals. It is just the normal flow of business. We just prefer to give both numbers.

Daniel Cardenas: Perfect. Appreciate that. Then on the credit quality side, the jump in the nonaccruals, was that a watch list credit that popped up?

Chuck Sulerzyski: Yes.

Daniel Cardenas: Okay. What type of industry was this in or was this over multiple industries, this relationship --?

Chuck Sulerzyski: They’re involved in multiple things. Some shipping, some energy stuff. The situation, we’re watching very closely, but we think we have it properly reserved. We have been pretty good the last four years in terms of working through difficult credits. We’ve got a lot of confidence in what we’re doing.

Daniel Cardenas: And you guys took a charge on the credit this quarter?

Chuck Sulerzyski: No.

Daniel Cardenas: No?

Chuck Sulerzyski: No. We have a specific reserve against the credit. But, again, I’m hopeful that the situation resolves itself this year in a positive way.

Daniel Cardenas: Either through them fixing it or selling?

Chuck Sulerzyski: Yes.

Daniel Cardenas: All right. Then as we look at, think about provisioning in the back half of the year, should we view that more to accommodate growth?

Chuck Sulerzyski: Yes.

Ed Sloane: I would say that is correct. I think the other thing around that, Dan, to keep in mind is that we continue to see a reduction in our net charge-offs, our historic net charge-off rate. The fact that our net charge-offs have been very low for the past several quarters is allowing us to take some of that loan growth pressure off the reserve. There could be a bit of offset around it but, yes, loan growth definitely is a factor in the equation.

Daniel Cardenas: I will step back for right now, thank you.

Operator: (Operator instructions). Scott Beury; Boenning & Scattergood.

Scott Beury: Most of my questions have been answered already, but just looking at the period end of deposits, it looks like you had some decreases in the total balances, mostly in retail CDs from what I’m looking at. Do you expect to continue to try to run down the CD balances a little bit, or how should we be thinking about the deposits?

Chuck Sulerzyski: I think the deposit base is really very, very strong. We have a high percentage of non-interest bearing DDA, I think that’s 27%. Our deposit costs have come down. We continue to put a lot of emphasis on deposits. We continue to gather the deposits, despite this quarter results.

I actually would be anxious to see what happens when rates go up because I think we’ve got a fair amount of stability. Actually, the deposits in NB&T franchise have increased like $40 million since we have gotten it. We feel pretty good about it.

Ed Sloane: As I mentioned earlier, Scott, about non-interest-bearing DDA increasing as much as it has, sitting at 27% over total deposit base. We continue to see that build net DDA account growth, excluding NB&T, has been 3 1/2% to 4%, if not higher than that, over the past several quarters. That is a strong number for us.

Scott Beury: Thanks. That is helpful. One other quick question. I might have missed this, but you were talking about the loans that ran off from NB&T about $15 million. Where was that concentrated mostly?

Chuck Sulerzyski: Where from a geographic standpoint?

Scott Beury: Categories, sorry.

Chuck Sulerzyski: It was pretty much spread evenly between commercial loans and residential consumer loans.

Scott Beury: Okay. Thank you. That’s all I have right now, thanks.

Operator: [Eric Grublett]; Bank Investor.

Unidentified Participant: This is a follow-up on that problem credit. What was the approximate size of that? Are you the only bank lender involved, and are your classifieds, what were your classified totals linked quarter, did they change much?

Chuck Sulerzyski: We are the only borrower involved with the credit at this point in time. The size of the loan right now is, I believe, about $13 million.

Unidentified Participant: Is that net of any charge-off you’ve taken on or just the gross exposure?

Chuck Sulerzyski: We have not taken charge-off, we have a specific reserve against it totaling, I think, $3.7 million. $3.3 million.

Unidentified Participant: Sorry, I heard you say about the reserve before. Okay. Then on the classified balances, quarter to quarter?

Chuck Sulerzyski: Folks are digging for that now. Give us a second.

Ed Sloane: Yes, if you give us a couple of minutes on that. I can tell you that we did see reduction in our classified balances as we upgraded a credit there. I think we commented on that.

Chuck Sulerzyski: I think it went from 1.48 to 1.42, but I don’t know the dollar amount off the top of my head. Can we get back to you on that one?

Unidentified Participant: Yes, no, that’s fine. That’s fine. On the expense side, it looks like the Southside community maybe had some guidance. It wasn’t exact on this quarter with that run rate. Was that solely attributable to just the starting balances of NBT or there’s something else you think that wasn’t right there?

Chuck Sulerzyski: On the expense side?

Unidentified Participant: Yes.

Chuck Sulerzyski: No, we’ve actually done well with our NB&T expenses in terms of making our reductions in the timeframe that we wanted to. We had some legal costs, we had some medical costs, we had some marketing costs. And we expect that to go down dramatically. We have historically not given out specific guidance around the expense level but thought, given the current situation, we wanted to let folks know what we were shooting for in the third quarter.

Unidentified Participant: No, no, I appreciate you making that very clear about where you hope the efficiency ratio is going to be. Obviously two components to that to get to the number. Okay. Just wanted to double check that.

Operator: Michael Perito; KBW.

Michael Perito: Quick follow-up on the margin. Ed, you mapped out how you get to the 337 core margin next quarter. Can you just remind us how, if we do see some form of movement on the short end of the rate curve on the back half of the year, how immediate you expect any benefit to be to your core margin?

Ed Sloane: Very well positioned for short-term rate increase, Mike. It’s something we certainly have been hoping for, like a lot of the banking industry, for quite some time now. I think we are well-positioned. We’re not planning on changing our position.

I think the flipside to that is when you take a look at the longer end of the curve, where the 10 year is situated right now is we’re well-positioned for that. It would take a fairly meaningful drop in the 10 year and a flattening of the curve to have an adverse impact on both the investment portfolio and the loan portfolio.

Michael Perito: Is there any rate assumptions embedded in this? Can you remind us? I forget when you guys initially put the guidance up in a 65% efficiency target. I mean, obviously, next quarter you guys told us that 337, 338 margin, is there any additional expansion assumed in the fourth quarter from high rates to hit that target?

Ed Sloane: No, no, not at all. No, we believe through good balance sheet management some of the things that I talked about earlier along with the loan growth should help to really drive that improvement.

Chuck Sulerzyski: But to be clear, we would appreciate the break if that happens.

Michael Perito: Yes. Great, thanks guys, I appreciate it.

Operator: At this time there are no further questions. Sir, do you have any closing remarks?

Chuck Sulerzyski: Yes, I want to thank everyone for participating. Please remember that our earnings release and webcast of this call will be archived on PeoplesBancorps.com under investor relations section. Thank you for your time and have a great day.

Operator: The conference has now concluded. You may now hang up. Thank you.